Exhibit 99.2

May 7, 2004

Richard W. Sunderland, Jr.
3rd Floor
601 East Pratt Street
Baltimore, MD 21202

Dear Rick:

As you know, you entered an employment agreement (the “Agreement”) with NeighborCare, Inc. (formerly known as Genesis Health Ventures, Inc.) originally date November 24, 2003, and subsequently amended and restated December 9, 2003.  We have mutually agreed to terminate your employment with NeighborCare.  This letter documents the termination and the application of the Agreement to your termination.  Capitalized terms not defined in this letter have the meaning stated in the Agreement.  Except to the extent provided in this letter, the Agreement remains in full force and effect.

Your Date of Termination shall be at such time as determined by the Chairman, President, and Chief Executive Officer upon two weeks notice to you.  We are hopeful that termination will be no later than the end of August, but you have agreed to be flexible if that does not happen.

Until such time as a new chief financial officer is hired or your Date of Termination, whichever comes first, you will retain the position and title of Senior Vice President and Chief Financial Officer and your responsibilities are unchanged.

In the event of your earlier termination due to death, disability, or cause, the Agreement will govern payments upon termination.  Otherwise, payments on termination will be governed by this letter.

Following the Date of Termination, the benefits you will receive are as follows:

1.               Benefit Continuation.

2.               Pro Rata Bonus as defined in the Agreement, except that the bonus amount shall be paid at the time bonuses are paid to active employees participating in the bonus plan.

3.               One year of severance payments in the form of salary continuation at an annual rate of $250,000 to be paid at regular payroll intervals.

4.               Within thirty days after Date of Termination, a lump sum payment equal to Executive’s Average Assumed Cash Incentive Compensation.  For the avoidance of confusion, the special bonus of $20,000 paid to you for your services in connection with the Spin-Off will not be considered part of annual bonuses earned and therefore will not be considered in the calculation.  We agree that this equals $59,688.

5.               Stock Options vested as of the date of this letter will be exercisable for a period of 90 days following your Date of Termination.  However, no additional options will vest following the date of this letter and the Second Option Tranche is cancelled.

6.               Upon request I will provide to you a mutually agreed favorable letter of recommendation.

At your Date of Termination you may purchase your laptop computer at its fair market value provided that all NeighborCare Confidential Information has first been deleted, except as otherwise agreed for transition purposes.

In consideration of the execution of this letter and the promises contained herein, you hereby release NeighborCare from all claims or demands which you may have based on or relating to your employment with NeighborCare or the termination of that employment.  This includes a release of any rights or claims which you may have under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Vocational Rehabilitation Act of 1973, which prohibits discrimination against handicapped persons, or any other federal, state or local laws or regulations prohibiting employment discrimination.  You also release NeighborCare from any claim for breach of contract, wrongful discharge, any claim that NeighborCare dealt with you unfairly or any other claims arising under common law which relate, in any way, to your employment with NeighborCare or the termination thereof.  This release covers claims that you know about, and those that you may not know about, up through the date of this release.  This release does not cover any claim that you may make for unemployment compensation benefits.

You understand that you are being given a period of forty-five days to review and consider this letter before signing it.  You may use as much of this forty-five (45) day period as you wish prior to signing.

Also, you may revoke this letter agreement within seven (7) days of signing it (“Revocation Period”).  Revocation can be made by delivering a written notice of revocation to Kathleen Ayres, NeighborCare, 601 East Pratt Street, 3rd floor, Baltimore, MD  21202.  For this revocation to be effective, written notice must be received no later than the close of business on the seventh (7th) day after you sign this letter.  If you revoke this letter, it shall not be effective or enforceable and your termination will not become effective pursuant to this letter.

Two copies of this letter are enclosed.  If you are in agreement with the terms of this letter, please sign the copies and return one to Kathleen Ayres.  You may retain the other copy for your files.

Very truly yours,
/s/John Arlotta
John Arlotta

AGREED:

/s/Richard W. Sunderland, Jr.
Richard W. Sunderland, Jr.